Exhibit 99.3

Independent Auditor’s Report

To the Board of Directors

Sidewinder Drilling LLC

Report on the Financial Statements

We have audited the accompanying financial statements of Sidewinder Drilling LLC (the Company), which comprise the balance sheets as of December 31, 2017 and 2016, the related statements of operations, members’ equity, and cash flows for the period February 15, 2017 through December 31, 2017 (successor), the related statements of operations, stockholders’ equity (deficit) and cash flows for the period January 1, 2017 through February 15, 2017 (predecessor) and the year ended December 31, 2016 and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Sidewinder Drilling LLC as of December 31, 2017 and 2016, and the results of its operations and its cash flows for the period February 15, 2017 through December 31, 2017 (successor), the period January 1, 2017 through February 15, 2017 (predecessor), and the year ended December 31, 2016 in accordance with accounting principles generally accepted in the United States of America.

Other Matter

The financial statements of the Company, for the year ended December 31, 2015, were audited by other auditors, whose report dated March 30, 2016 expressed an unmodified opinion on those statements.

/s/ RSM US LLP

Houston, Texas

March 28, 2018

Report of Independent Auditors

The Board of Directors and Stockholders of Sidewinder Drilling Inc.

We have audited the accompanying financial statements of Sidewinder Drilling Inc., which comprise the statements of operations, equity (deficit) and cash flows for the year ended December 31, 2015, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in conformity with U.S. generally accepted accounting principles; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the results of Sidewinder Drilling Inc.’s operations and cash flows for the year ended December 31, 2015 in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Houston, Texas

March 30, 2016

SIDEWINDER DRILLING LLC

BALANCE SHEETS

(in thousands, except share data)

	Successor	Predecessor
	December 31, 2017	December 31, 2016
ASSETS
Cash and cash equivalents	$9,987	$9,515
Accounts receivable, net	20,037	8,035
Other receivables	643	104
Assets held for sale	1,650	—
Prepaid expenses and other current assets	6,831	3,306

TOTAL CURRENT ASSETS	39,148	20,960

Property and equipment, net	217,155	307,894
Intangible assets, net	2,376	—
Goodwill	2,325	—
Deferred financing costs, net	568	1,201
Other assets	749	674

TOTAL ASSETS	$262,321	$330,729

LIABILITIES and EQUITY (DEFICIT)
Accounts payable	$6,958	$6,514
Current portion of long-term debt	—	321,528
Accrued interest	284	12,305
Other current liabilities	5,623	4,854

TOTAL CURRENT LIABILITIES	12,865	345,201

Long-term debt	147,214	—
Deferred tax liability, net	185	2,015
Other long-term liabilities	1,235	51

TOTAL LIABILITIES	161,499	347,267

EQUITY (DEFICIT)
Members’ equity	118,242	—
Convertible preferred stock, $0.01 par value, 35,000 shares authorized	—	—
Preferred stock, $0.01 par value, 115,000 shares authorized	—	—
Common stock, $0.01 par value, 500,000 shares authorized	—	—
Additional paid-in capital	—	188,214
Accumulated deficit	(17,420)	(204,752)

TOTAL EQUITY (DEFICIT)	100,822	(16,538)

TOTAL LIABILITIES and EQUITY (DEFICIT)	$262,321	$330,729

See accompanying notes.

SIDEWINDER DRILLING LLC

STATEMENTS OF OPERATIONS

(in thousands)

	Successor	Predecessor
	Period from February 15 through December 31, 2017	Period from January 1 through February 15, 2017	Year ended December 31, 2016	Year ended December 31, 2015
OPERATING REVENUE
Contract drilling revenue	$68,317	$7,362	$48,207	$125,669
Other operating revenue	25,003	930	3,765	6,824

TOTAL OPERATING REVENUE	93,320	8,292	51,972	132,493

OPERATING COSTS AND EXPENSES
Operating and maintenance	67,224	9,641	51,724	98,324
Selling, general and administrative	9,900	8,119	13,679	11,437
Depreciation and amortization	18,347	4,748	41,645	41,577
Impairment charge	1,479	—	10,403	5,701
Net loss (gain) on asset disposals	59	(3)	(857)	(749)

TOTAL COSTS AND EXPENSES	97,009	22,505	116,594	156,290

OPERATING LOSS	(3,689)	(14,213)	(64,622)	(23,797)
OTHER INCOME (EXPENSE)				—
Interest expense	(13,600)	(10,002)	(27,785)	(25,894)
Other income (expense), net	54	—	(1,784)	63

TOTAL OTHER EXPENSE, NET	(13,546)	(10,002)	(29,569)	(25,831)

LOSS BEFORE INCOME TAXES	(17,235)	(24,215)	(94,191)	(49,628)
Income tax expense	185	433	916	303

NET LOSS	$(17,420)	$(24,648)	$(95,107)	$(49,931)

See accompanying notes.

SIDEWINDER DRILLING LLC

STATEMENTS OF CASH FLOWS

(in thousands)

	Successor	Predecessor
	Period from February 15 through December 31, 2017	Period from January 1 through February 15, 2017	Year ended December 31, 2016	Year ended December 31, 2015
Cash flows from operating activities
Net loss	$(17,420)	$(24,648)	$(95,107)	$(49,931)
Adjustments to reconcile net loss to net cash used by operating activities:
Depreciation and amortization	18,348	4,748	41,645	41,577
Impairment charge	1,479	—	10,403	5,701
Net loss (gain) on asset disposals	59	(3)	(857)	(749)
Amortization of other long-term liability	(16,949)	—	49	625
Amortization and write-off of deferred financing costs and discounts on long-term debt	212	254	2,156	1,325
Deferred mobilization costs	(2,703)	(295)	(1,813)	3,668
Deferred revenue	1,059	270	(203)	(418)
Bad debt expense	(186)	(1,050)	1,623	304
Deferred income taxes provision (benefit)	185	(2,015)	916	260
Stock based compensation expense	—	—	—	285
Debt issuance costs	—	—	1,515	—
Other, net	—	(9)	(20)	(21)
Net change in operating assets and liabilities:
Accounts receivable	(7,562)	(3,063)	2,250	40,820
Other receivables	(587)	(143)	28	343
Prepaid expenses and other current assets	(1,799)	(776)	(914)	981
Other assets	49	8	(11)	—
Accounts payable and other current liabilities	(9,738)	9,438	3,649	(13,387)
Accrued interest	11,650	9,572	9,127	70

Net cash provided by (used in) operating activities	(23,903)	(7,712)	(25,564)	31,453

Cash flows from investing activities
Capital expenditures	(4,299)	(1,014)	(3,734)	(34,421)
Proceeds from sale of property and equipment	1,218	3	1,494	1,884

Net cash used in investing activities	(3,081)	(1,011)	(2,240)	(32,537)

Cash flows from financing activities
Proceeds from debt issuance	80,000	—	50,000	—
Payment of debt issuance costs	(1,206)	—	(3,326)	—
Repayments under revolving credit agreements, net of borrowings	(27,112)	2,098	(13,985)	—
Repayment of debt	(17,601)	—	—	—

Net cash provided by financing activities	34,081	2,098	32,689	—

Net change in cash and cash equivalents	7,097	(6,625)	4,885	(1,084)
Cash and cash equivalents at beginning of period	2,890	9,515	4,630	5,714

Cash and cash equivalents at end of period	$9,987	$2,890	$9,515	$4,630

Interest paid	$1,725	$175	$16,771	$25,898

Income taxes paid, net of refunds	$2,236	$—	$—	$67

Non-cash activities:
Change in accounts payable and other current liabilities related to capital expenditures	$1,155	$(99)	$(485)	$(9,375)
Change in long-term debt and interest payable related to interest	$10,659	$—	$—	$—
Accounts and other receivables for sale of property and equipment	$(141)	$—	$—	$—

See accompanying notes.

SIDEWINDER DRILLING LLC

STATEMENTS OF EQUITY (DEFICIT)

(in thousands, except shares and units)

	Predecessor Statements of Equity (Deficit)
	Convertible Preferred Stock		Common Stock		Additional Paid-In Capital	Accumulated Deficit	Total Equity (Deficit)
	Shares	Par Value	Shares	Par Value
Balance, December 31, 2014	18,641.690	$—	2,066.470	$—	$187,939	$(59,714)	$128,225
Issuance of shares under stock based compensation plan, net of forfeitures	—	—	(35.475)	—	(56)	—	(56)
Stock based compensation expense	—	—	—	—	285	—	285
Net loss	—	—	—	—	—	(49,931)	(49,931)

Balance, December 31, 2015	18,641.690	—	2,030.995	—	188,168	(109,645)	78,523
Issuance of shares under stock based compensation plan, net of forfeitures	—	—	176.392	—	(2)	—	(2)
Stock based compensation expense	—	—	—	—	48	—	48
Net loss	—	—	—	—	—	(95,107)	(95,107)

Balance, December 31, 2016	18,641.690	$—	2,207.387	$—	$188,214	$(204,752)	$(16,538)

	Successor Statement of Equity
	Series A Units		Series C Units		Accumulated	Total
	Units	Value	Units	Value	Deficit	Equity
Balance, February 15, 2017	—	$—	—	$—	$—	$—
Issuance of units	950	117,026	96.271	1,216	—	118,242
Net loss	—	—	—	—	(17,420)	(17,420)

Balance, December 31, 2017	950	$117,026	96.271	$1,216	$(17,420)	$100,822

See accompanying notes.

1. Nature of Business

Sidewinder Drilling LLC (“Sidewinder Drilling”, “we, “us”, “our” or the “Company”) was formed on January 31, 2017 as a Delaware limited liability company. On February 15, 2017, Sidewinder Drilling Inc. (“SDI”), a Delaware corporation, merged with and into the Company (hereafter “the Merger”) with the Company as the surviving entity. The Merger was accounted for using the acquisition method of accounting as more fully described in Note 4. The assets acquired and liabilities assumed of SDI are recorded at their fair values on the date of the Merger, which differed materially from the recorded values of its assets and liabilities as reflected in the historical financial statements of SDI. Accordingly, our financial condition and results of operations after the date of the Merger may not be comparable to the financial condition and results of operations of SDI prior to the date of the Merger.

At December 31, 2017, we owned 38 rigs and marketed 35 of our rigs in three areas including the Appalachian Basin (Marcellus and Utica), Texas (the Delaware, Midland and Eagle Ford Basins), and Mid-Continent (Haynesville, Mississippi Lime, Woodford, and Fayetteville Basins).

SDI was formed in 2011 by our management team and a private equity investor to build, own and operate premium land drilling rigs and to provide contract drilling services to exploration and production (“E&P”) companies targeting unconventional resource plays in North America.

References to “Successor”” refer to the Company subsequent to February 15, 2017. The Company was inactive until the Merger. References to “Predecessor” refer to SDI on and prior to February 15, 2017. This report contains the financial statements as of December 31, 2017 (Successor) and December 31, 2016 (Predecessor), the period from February 15, 2017 to December 31, 2017 (Successor), the period from January 1, 2017 to February 15, 2017 (Predecessor), and the years ended December 31, 2016 and 2015 (Predecessor).

2. Significant Accounting Policies

Basis of Presentation

Our financial statements include the accounts of Sidewinder and the Predecessor, and neither entity had subsidiaries for the periods presented.

Reclassification of Prior Year Balances

Certain amounts within our statements of operations and cash flows have been reclassified to conform to the presentation in 2017.

Accounting Estimates

To prepare financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”), we are required to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, and expenses and the disclosures of contingent assets and liabilities. On an ongoing basis, we evaluate our estimates and assumptions, including those related to our allowance for doubtful accounts receivable, property and equipment, intangible assets, impairment of long-lived assets, income taxes, insurance claims liabilities, and contingencies. We base our estimates and assumptions on management’s historical experience and on various other information we believe is supportable and reasonable under the circumstances, the results of which form the basis for making judgments about the carrying amounts of assets and liabilities that are not readily apparent from other sources. Actual results could differ from such estimates. We may be required to recognize additional losses in future periods related to impairment of long-lived assets if significant unfavorable changes occur to actual or projected dayrates, rig utilization or operating costs.

Fair Value

We estimate fair value at a price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the principal market for the asset or liability. Our valuation techniques require inputs that we categorize using a three-level hierarchy, from highest to lowest level of observable inputs, as follows: (1) significant observable inputs, including unadjusted quoted prices for identical assets or liabilities in active markets (“Level 1”), (2) significant other observable inputs, including direct or indirect market data for similar assets or liabilities in active markets or identical assets or liabilities in less active markets (“Level 2”) and (3) significant unobservable inputs, including those that require considerable judgment for which there is little or no market data (“Level 3”). When multiple input levels are required for a valuation, we categorize the entire fair value measurement according to the lowest level of input that is significant to the measurement even though we may have also utilized significant inputs that are more readily observable.

The Company’s assessment of the significance of a particular input to the fair value measurement requires judgment and may affect the valuation of nonfinancial assets and liabilities and their placement within the fair value hierarchy levels.

Cash and Cash Equivalents

Cash equivalents are highly liquid investments with original maturities of three months or less and, at December 31, 2017 and 2016, consisted of demand deposits and money market accounts with commercial banks. The carrying value of our cash and cash equivalents approximates fair value.

Accounts Receivable

We evaluate the creditworthiness of our customers based on their financial condition using information obtained from their bank, as well as their major vendors, credit reports, and our past experiences, if any, with the customer. In some instances, we may require new customers to make prepayments. We establish an allowance for doubtful accounts on a case-by-case basis, considering changes in the financial condition of a customer, when we believe the required payment of specific amounts owed is unlikely to occur. We write off specific accounts receivable when we determine they are uncollectible. Any allowance established is subject to judgment and estimates made by management. The carrying value of our accounts receivable approximates fair value. Our allowance for doubtful accounts was $0.2 million and $1.7 million at December 31, 2017 and 2016, respectively, and is included in accounts receivable, net on our balance sheets.

Assets Held for Sale

As of December 31, 2017, assets held for sale of $1.65 million include the estimated fair value less costs to sell of land and buildings of $1.38 million and of three mechanical drilling rigs (including the two non-marketed rigs) of $0.27 million. During 2017, the Company recorded asset impairment charges of $1.47 million to write down these assets to their carrying value.

Property and Equipment

Property and equipment is stated at cost, net of accumulated depreciation and impairment charges. We capitalize costs of replacements or renewals that improve or extend the lives of existing property and equipment. Maintenance and repairs are expensed as incurred. We compute depreciation on a straight-line basis after allowing for salvage values. Depreciation on constructed or acquired rigs begins when the assets are ready for use. We estimate the useful life of our drilling rig components and related equipment to be between 3 and 20 years; buildings to be between 20 and 30 years; and furniture and equipment to be between 3 and 7 years.

We lease certain buildings, vehicles and equipment. Leases are evaluated at their inception or upon any subsequent material modification and, depending on the lease terms, are classified as either operating leases or capital leases as appropriate. We had no capital leases at December 31, 2017 and 2016.

Goodwill

Goodwill represents the excess of cost over the fair value of net assets acquired in a business combination. Goodwill is not amortized but is tested for potential impairment at the reporting unit level, at a minimum on an annual basis, or when events occur or changes in circumstances indicate that the carrying amount of goodwill may exceed their fair value. We assess goodwill for impairment in the fourth fiscal quarter, and our assessment in 2017 did not result in an impairment charge.

Capitalized Interest

We capitalize interest costs for qualifying construction and upgrade projects. During the year ended December 31, 2015, the Predecessor capitalized $1.4 million as interest costs on construction in progress. No interest was capitalized in 2017 and 2016.

Deferred Financing Costs

Financing costs are deferred and amortized over the related financing period. Amortization expense was $0.2 million, $0.1 million, $1.1 million and $1.3 million for the period from February 15, 2017 to December 31, 2017 (Successor), the period from January 1, 2017 to February 15, 2017 and the years ended December 31, 2016 and 2015 (Predecessor), respectively, and is included in interest expense on the accompanying statements of operations. As of December 31,

2017 and 2016, deferred financing costs related to revolving credit facilities, net of accumulated amortization of $0.04 million and $0.8 million, respectively, are included in deferred financing costs, net, on our balance sheets. Deferred financing costs, net of accumulated amortization, related to our term debt are included as a reduction to our long-term debt on our balance sheets. Accumulated amortization related to our term debt was $0.17 million and $2.3 million at December 31, 2017 and 2016, respectively.

Impairment of Long-lived Assets

We review long-lived assets, primarily property and equipment and intangibles, for potential impairment when events occur or circumstances change that indicate that the carrying value of such assets may not be recoverable. Changes that could prompt such an assessment include a significant decline in revenue or cash margin per day, extended periods of low rig utilization, changes in market demand for specific assets, obsolescence, or overall general market conditions or the decision to sell an asset or asset group. Long-lived assets are evaluated for impairment at the lowest level for which identifiable cash flows can be separated from other long-lived assets, which in the case of our rigs, would be at the individual rig level. Impairment is indicated if the estimated undiscounted future net cash flows for each long-lived asset or asset group are less than its respective carrying value. When an impairment of one or more of our assets is indicated, we measure the impairment as the amount by which the asset’s carrying amount exceeds its fair value.

Accrued Self Insurance Claims

Estimated liability for claims under our workers compensation, medical, general liability and auto insurance programs are accrued and presented in other current liabilities. Estimated costs are accrued as claims are reported and include an estimate for incurred but not reported claims and administrative costs associated with these claims.

As a result of the Merger, the Company assumed the liabilities, rights and future obligations of the Predecessor under the insurance programs of the Predecessor and the description of the programs applies to both entities for the periods presented.

The exposure for workers compensation, general liability and auto insurance claims is limited to the deductible under the respective insurance policy ($250,000 per covered claim for workers compensation and general liability claims and $100,000 per covered claim for auto insurance claims for the 2016 and 2017 calendar years). The workers compensation insurance policies require letters of credit and cash deposits to guarantee future deductible payments. As of December 31, 2017, this requirement was satisfied with $3.4 million of letters of credit and $0.24 million of cash deposits. The letters of credit are collateralized by certificates of deposit totaling $3.4 million. The certificates of deposit and the cash deposits are included in prepaid expenses and other current assets and other assets in the balance sheets, respectively.

Individuals covered under our medical insurance program are responsible for their own annual deductible and certain co-payments. We cover all remaining amounts up to $215,000 per covered claim for the years ended December 31, 2017 and 2016. We carry stop loss insurance to cover amounts in excess of $215,000 per covered claim.

Operating Revenue and Costs

Contract drilling revenues are recognized as they are earned, based on contractual daily rates. Revenues earned related to mobilization and capital upgrades are deferred and recognized over the estimated primary contract term on a straight-line basis, which is consistent with the general pace of activity, level of services being provided and dayrates being earned over the life of the contract. Upon completion of drilling contracts, any demobilization fees received are recognized in our statement of operations, as are any related expenses.

Other operating revenue includes revenue from recharges. Revenue from recharges are billings to our customers for reimbursement of equipment rentals, supplies, third-party services, client requested incentive compensation paid to our employees and other expenses that we recognize in operating and maintenance costs, the result of which has little effect on operating income. Additionally, other operating revenue for the period from February 15, 2017 to December 31, 2017 includes $16.95 million in amortization of the long-term liability, order backlog intangible, as discussed in Note 4 Business Combinations.

The actual costs incurred for capital upgrades are capitalized and depreciated over the estimated useful life of the related asset. For the initial mobilization of newly constructed assets, the related costs to mobilize the rig to its first operating location are capitalized and depreciated over the estimated useful life of the asset. For subsequent drilling contracts, the incremental costs directly related to contract preparation and mobilization are deferred and amortized over the estimated primary term of the drilling contract on a straight-line basis. The costs of relocating assets without contracts are expensed as incurred.

Income Taxes (Successor)

The Company is a limited liability company treated as a partnership for income tax purposes and, as such, is a pass-through entity that is not liable for income tax in the jurisdictions in which it operates, with the exception of the state of Texas, where limited liability companies are subject to Texas margin tax.

Income Taxes (Predecessor)

SDI recorded deferred tax assets and liabilities for the future tax consequences of temporary differences between the basis of existing assets and liabilities calculated according to GAAP and their respective basis for income tax purposes. A deferred tax asset was reduced by a valuation allowance when, based on the SDI’s estimates, it was more likely than not that a portion of those assets would not be realized in a future period. SDI recognized interest and penalties relating to income tax matters as a component of income tax expense.

Comprehensive Loss

Comprehensive loss is comprised of net loss and other comprehensive income (loss). There were no items of other comprehensive income (loss) for the periods ended December 31, 2017, 2016 and 2015.

Subsequent Events

We evaluated subsequent events through March 28, 2018, the date our financial statements were available to be issued.

Recently Issued Accounting Standards

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers, which requires an entity to identify the performance obligations and determine the transaction price in a contract, allocate the transaction price to the performance obligations and recognize revenue as the entity satisfies the performance obligations. The standard also specifies the accounting for costs to obtain or fulfill a contract with a customer that may be either deferred and amortized or expensed as incurred depending on the circumstances. The standard will require more extensive disclosures including qualitative and quantitative information about our contracts and the significant judgments and changes in judgment used in determining the performance obligations, transaction prices and timing of revenue recognition and any assets recognized from the costs to obtain or fulfill a contract. The requirements must be reported retrospectively by either restating all periods presented or by recognizing the cumulative effect at the date of initial application. In August 2015, the FASB issued ASU No. 2015-14, Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date, which defers the effective date by one year and allows early application, but no earlier than the original effective date. Under the deferral, the requirements for the Company are effective for annual reporting periods beginning on or after December 15, 2018 and interim reporting periods within annual reporting periods beginning after December 15, 2019. The FASB has also issued several technical corrections and improvements to ASU No. 2014-09, which have the same effective date. We are currently assessing the effects of the pronouncement on the way we recognize and disclose revenue and we have not determined the implementation method or the expected impact, if any, it will have on our financial statements.

In February 2016, the FASB issued ASU No. 2016-02, Leases, which requires recognition of lease assets and lease liabilities on the balance sheet and disclosure of key information about leasing arrangements. The requirements are effective for fiscal years beginning after December 15, 2019 and interim periods within those fiscal years, with early adoption permitted. Lessees and lessors will be required to recognize and measure leases at the beginning of the earliest period presented using a modified retrospective approach. The modified retrospective approach includes a number of practical expedients that entities may elect to apply relating to leases that commenced before the effective date. We have not yet evaluated the requirements of ASU No. 2016-02 nor determined our implementation method upon adoption or what impact adoption will have on our financial statements.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments — Credit Losses. The amendments in this update replace the incurred loss impairment methodology in current use with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to inform credit loss estimates. Entities will apply the new guidance as a cumulative-effect adjustment to retained earnings as of the beginning of the first reporting period in which the guidance is adopted. The update is effective for the fiscal years beginning after December 15, 2020, and interim periods therein. Early adoption is permitted. We are currently evaluating the impact that the adoption of ASU 2016-13 will have on our financial statements.

In August 2016, the FASB issued ASU No. 2016-15, Statement of Cash Flows — Classification of Certain Cash Receipts and Cash Payments, which provides guidance on the presentation of certain cash receipts and cash payments in the statement of cash flows in order to reduce diversity in existing practice. The update is effective for the fiscal years beginning after December 15, 2018. Early adoption is permitted. We do not expect that the adoption ASU No. 2016-15 will have a material effect on our financial statements.

In November 2016, the FASB issued ASU No. 2016-18, Statement of Cash Flows – Restricted Cash. The amendments in this update will require that a statement of cash flows explain the change during the period in the total of cash, cash equivalents and amounts generally described as restricted cash or restricted cash equivalents. The amendments are effective for the fiscal years beginning after December 15, 2018 and interim periods therein and should be applied using the retrospective transition method to each period presented. Early adoption is permitted. We do not expect that the adoption of ASU No. 2016-18 will have a material effect on our financial statements.

In January 2017, the FASB issued ASU No. 2017-01, Business Combinations – Clarifying the Definition of a Business, which clarifies the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. The amendments are effective for fiscal years beginning after December 15, 2018 and interim periods therein and should be applied prospectively on or after the effective date. We do not expect that the adoption of ASU No. 2017-01 will have a material effect on our financial statements.

In January 2017, the FASB issued ASU No. 2017-04, Intangibles-Goodwill and Other: Simplifying the Test for Goodwill Impairment, which eliminates Step 2 from the goodwill impairment test. Under the amendments of this ASU, an entity should (1) perform its annual or interim goodwill impairment test by comparing the fair value of a reporting unit with its carrying value, and (2) recognize an impairment charge for the amount by which the carry amount exceeds the reporting unit’s fair value, with the understanding that the loss recognized should not exceed the total amount of goodwill allocated to that reporting unit. The amendments should be applied prospectively for annual, or any interim, goodwill impairment tests in fiscal years beginning after December 31, 2020. We do not expect that the adoption of ASU No. 2017-04 will have a material effect on our financial statements.

3. Concentration of Risks

Industry

Our revenue is generated from operating land drilling rigs primarily in the oil and gas shale resource plays of North America. Our business depends on the oil and natural gas industry and particularly on the level of exploration, development and production of oil and natural gas in North America. Our markets may be adversely affected by industry conditions that are beyond our control such as supply of and demand for oil and natural gas, prices of oil and natural gas, regulation of drilling activity, supply of drilling rigs, and domestic and worldwide economic conditions.

Credit Risk

Financial instruments that potentially expose us to credit risk are primarily our cash and cash equivalents and accounts receivable. It is our practice to place our cash and cash equivalents in time deposits at U.S. commercial banks with investment grade ratings, or mutual funds, which invest exclusively in investment grade money market instruments. We have concentrated credit risk for cash by maintaining deposits in banks that may exceed amounts covered by insurance provided by the United States Federal Deposit Insurance Corporation (“FDIC”). We have monitored the financial health of the banks, have not experienced any losses in such accounts, and believe we are not exposed to any significant credit risk. At December 31, 2017, we had approximately $8.4 million in cash and cash equivalents in excess of FDIC limits.

We evaluate the creditworthiness of our customers and potential customers on an ongoing basis, and we do not generally require collateral or other security to support customer receivables. We maintain an allowance for doubtful accounts receivable based upon expected collectability and establish such allowances on a case-by-case basis when we believe the required payment of specific amounts owed to us is unlikely to occur.

For the period from February 15, 2017 to December 31, 2017, we had three customers that individually accounted for greater than 10 percent of our total revenue, and in the aggregate, the three customers accounted for 42 percent of our total revenue.

Interest Rate Risk

Financial instruments that potentially subject us to concentrations of interest rate risk include our cash equivalents and debt. We are exposed to interest rate risk on our cash equivalents, as the interest earned on those investments changes with market interest rates. Short-term changes in market interest rates on floating rate debt, like our Revolving Credit Facility and our Floating Rate Secured Notes at December 31, 2017, where the interest rates can be adjusted periodically over the life of the instrument, also expose us to interest rate risk.

Employees

We require skilled personnel to operate our drilling rigs. We conduct extensive personnel recruiting, training and safety programs. At December 31, 2017, we had approximately 425 employees. None of our employees are represented by collective bargaining agreements.

4. Business Acquisition

The Merger of SDI with and into the Company was completed on February 15, 2017 in conjunction with the restructuring of SDI. The Merger was accounted for using the acquisition method of accounting under FASB Accounting Standards Codification (“ASC”) 805, Business Combinations and ASC 820, Fair Value Measurements, with the Company as the acquirer. SDI’s assets acquired and liabilities assumed were recorded at their fair values on the date of the Merger as determined by an independent valuation. The fair value of assets and liabilities was determined using level 3 inputs as defined by ASC 820.

Effective with the Merger, all of SDI’s outstanding common shares and equity awards were cancelled without receiving a distribution, and substantially all of SDI’s preferred shares outstanding were exchanged for Series C Units of the Company. SDI’s management, including the executive team, remained with the Company following the Merger.

The restructuring of SDI was completed on February 15, 2017 pursuant to the transactions set forth in the Contribution, Exchange and Restructuring Agreement (“the Restructuring Transactions”) executed by SDI, certain preferred stockholders of SDI, the Second Lien Noteholders (Predecessor) and the Third Lien Noteholders (Predecessor). The Restructuring Transactions consisted of the following: (i) delivery of the Third Lien Notes by the Third Lien Noteholders to the Company in exchange for Series A Units in the Company, (ii) the Merger described in the second preceding paragraph, (iii) the issuance and sale by the Company of Floating Rate Secured Notes due February 15, 2020 with an aggregate principal amount of $80,000,000 for cash; (iv) completion of the transactions contemplated by the Purchase Agreement between SDI and the Senior Noteholders using proceeds of $17.6 million from the sale of the Floating Rate Secured Notes to retire the Senior Note obligation; (v) the obligations outstanding under the Amended Revolver of $27.2 million were paid in full in cash using proceeds from the sale of the Floating Rate Secured Notes; (v) the Company and the Second Lien Noteholders executed an amendment and restatement of the Second Lien Note Purchase Agreement, whereby the original Second Lien Notes outstanding were exchanged for Amended and Restated Secured Notes with a due date of February 15, 2020 and with a principal value of $54.8 million; and (vi) payment of the costs and expenses of SDI of approximately $5.4 million related to the Restructuring Transactions using proceeds from the Floating Rate Secured Notes.

The following table summarizes the fair value of net assets acquired in the Merger (in thousands):

Fair Value of Net Assets Acquired from Predecessor
Cash and cash equivalents	$2,890
Accounts receivable and other receivables	12,204
Prepaid expenses and other current assets	2,461
Property and equipment	234,000
Intangible assets	2,972
Goodwill	2,325
Other assets, long-term	666
Accounts payable	(12,925)
Debt due within one year	(44,714)
Accrued interest payable	(132)
Other current liabilities	(7,180)
Long-term debt	(56,981)
Other long-term liabilities	(17,345)

Net assets acquired	$118,242

A detail of intangible assets and other long-term liabilities included in the fair value of net assets acquired from the Predecessor and amortization recognized in the period from February 15 to December 31, 2017 (Successor) is as follows:

	Intangible (Successor)	Accumulated Amortization	Balance as of December 31, 2017 (Successor)	Amortization Period
Intangible assets:
Tradenames	$2,013	(176)	1,837	10 years
Customer relationships	959	(420)	539	2 years

Intangible assets, net	$2,972	$(596)	$2,376

Goodwill	$2,325	$—	$2,325

Other long-term liability:
Order Backlog	$17,345	$(16,949)	$396	1.4 years

Other long-term liability, net	$17,345	$(16,949)	$396

Goodwill as of the acquisition date was measured as the excess of consideration transferred over the net of the acquisition date fair values of the assets acquired and the liabilities assumed and represents the fair value of the going-concern element of SDI. The Company does not anticipate that goodwill, intangible assets and the other long-term liability will be deductible as an expense or recognized as income in determining taxable income.

The other long-term liability is related to the order backlog of the Predecessor as of the date of the Merger and represents the fair value of the estimated discounted cash flows for the order backlog less contributory asset charges consisting of required returns on working capital, fixed assets and assembled workforce. The other long-term liability is being amortized ratably over the life of the order backlog and is included in other operating revenue.

5. Property and Equipment

A summary of our property and equipment at December 31, 2017 and 2016 is as follows (in thousands):

	Successor	Predecessor
	December 31,	December 31,
	2017	2016
Land	$477	$1,492
Buildings	1,334	4,253
Furniture and equipment	224	1,179
Rigs and related equipment	229,836	446,578
Construction in progress	2,675	3,680

Property and equipment, cost	234,546	457,182
Accumulated depreciation	(17,391)	(149,288)

Property and equipment, net	$217,155	$307,894

The Predecessor’s historical cost of property and equipment exceeded the fair value of property and equipment recorded by the Company. During the period from February 15, 2017 to December 31, 2017 (Successor), the period from January 1, 2017 to February 15, 2017 and the years ended December 31, 2016 and 2015 (Predecessor), we recorded depreciation expense of $17.8 million, $4.7 million, $41.3 million, and $41.3 million, respectively.

6. Other Current Liabilities

The components of other current liabilities were as follows at December 31, 2017 and 2016 (in thousands):

	Successor	Predecessor
	December 31,	December 31,
	2017	2016
Payroll and benefits	$1,348	$891
Self insurance claims	1,616	1,545
Taxes	1,138	1,168
Deferred revenue	1,059	546
Other	462	704

	$5,623	$4,854

7. Debt

A summary of debt at December 31, 2017 (Successor) and December 31, 2016 (Predecessor) is below (in thousands):

	Successor	Predecessor
	December 31,	December 31,
	2017	2016
Floating rate secured notes (net of unamortized deferred financing costs of $425)	$84,235	$—
12% amended and restated secured notes	62,979	—
12% second lien notes (net of unamortized discounts of $3,431 and unamortized deferred financing costs of $467)	—	50,269
9.75% senior notes (net of unamortized deferred financing costs of $1,512)		115,829
9.75% third lien notes	—	130,415
Revolving credit facility	—	25,015
Financed insurance premiums	—	—

Total debt	147,214	321,528

Current portion of long-term debt	—	(321,528)

Long-term debt	$147,214	$—

Floating Rate Secured Notes (Successor)

The First Lien Note Purchase Agreement was executed on February 15, 2017, and the Company issued Floating Rate Secured Notes due February 15, 2020 in an aggregate principal value of $80,000,000 and received cash proceeds of the same amount. The Floating Rate Secured Notes are secured by a first priority lien on substantially all the assets of the Company (subject to the collateral rights of the Credit Facility discussed below) and are subject to a floating interest rate generally calculated as the greater of LIBOR or 3% plus an interest rate margin of 7% (adjustments to the floating interest rate may occur subject to the availability of the required LIBOR rate). At each interest payment date (February 15, May 15, August 15, and November 15) the Company is required to pay interest in cash on $20 million of principal amount and has an option to pay interest in kind on the remaining principal balance; the amount of any such interest in kind is added to the principal balance outstanding of the Floating Rate Secured Notes at such interest payment date and thereafter bears interest at the floating interest rate. Interest expense included in the statement of operations for the period from February 15 to December 31, 2017 in the amount of $4.66 million was added to the principal outstanding of the Floating Rate Secured Notes. The Company may prepay the Floating Rate Secured Notes at any time.

The Floating Rate Secured Notes had carrying and fair values of $84.2 million and $85.6 million at December 31, 2017, respectively. The fair value includes accrued interest as of December 31, 2017 and is based on quoted bid prices from a third party investment banking firm, a market approach valuation technique utilizing other inputs that are observable or Level 2 inputs. As of December 31, 2017, certain of the Floating Rate Secured Notes Noteholders are also holders of the Series A Units of the Company.

The First Lien Note Purchase Agreement includes an Accordion Facility of $10 million, and the Company may offer notes for purchase to the Floating Rate Secured Noteholders under the same terms including interest rate and maturity date as the Floating Rate Secured Notes, subject to certain limitations and in increments of no less than $1 million. The Floating Rate Secured Noteholders have the option to purchase the Accordion Notes at each offering.

Amended and Restated Secured Notes (Successor)

The Amended and Restated Second Lien Note Purchase Agreement was executed on February 15, 2017 to amend and replace the Second Lien Note Purchase Agreement (Predecessor) described below. All obligations outstanding as of the execution date under the Second Lien Note Purchase Agreement, consisting of principal of $52.08 million and accrued interest of $2.71 million, were exchanged for the Amended and Restated Secured Notes issued in the principal amount of $54.79 million. Upon the issuance of the Amended and Restated Secured Notes a premium payment of 4 percent of the principal value or $2.19 million became due and is payable on the earlier of maturity date or date of prepayment. The Amended and Restated Secured Notes were recorded at their fair value of $56.98 million on February 15, 2017.

The Amended and Restated Secured Notes bear interest at 12% and are due on February 15, 2020. Interest is payable at the end of each calendar quarter; in lieu of making interest payments in cash, the Company is required to add the interest accrued for each quarter to the outstanding principal. Interest expense included in the statement of operations for the period from February 15 to December 31, 2017 in the amount of $6.0 million was added to the principal outstanding of the Amended and Restated Secured Notes. The Amended and Restated Secured Notes are secured by a first priority lien on substantially all of the assets of the Company, subject to the collateral rights of the Credit Facility discussed below and the Floating Rate Secured Notes.

The Amended and Restated Second Lien Note Purchase Agreement includes an Accordion Facility of $10 million, subject to similar terms as those described above for the First Lien Note Purchase Agreement. Certain of the Amended and Restated Secured Noteholders are holders of the Series A and Series C Units of the Company.

The Amended and Restated Secured Notes had carrying and fair values of $63.0 million and $61.9 million at December 31, 2017, respectively. The fair value is based on quoted bid prices from a third party investment banking firm, a market approach valuation technique utilizing other inputs that are observable or Level 2 inputs.

The covenants under the First Lien Note Purchase Agreement and the Amended and Restated Second Lien Note Purchase Agreement include customary affirmative and negative covenants for financing of this type, including without limitation compliance with laws, insurance requirements, payment of taxes, maintenance of books and records, covenants limiting other indebtedness, liens, investments, guaranties of indebtedness, transactions with affiliates, sales of assets, capital expenditures, conduct of business and change in fiscal year, in each case, subject to certain exceptions and baskets.

Revolving Credit Facility (Successor)

On November 15, 2017, we entered into a revolving credit and security agreement (the “Credit Agreement”) for a $20,000,000 senior secured revolving loan facility (the “Credit Facility”) with Wells Fargo Bank, National Association (“Lender”). The Credit Facility has a maturity date of November 15, 2019.

Borrowings under the Credit Facility accrue interest at an optional rate per annum equal to either (a) a base rate determined by reference to the highest of (i) the federal funds rate plus 0.50 percent or (ii) the commercial lending rate of the Lender, in both cases plus an applicable margin based on the facility usage, or (b) a LIBOR rate determined by the Lender as defined in the agreement plus an applicable margin based on the facility usage. Interest is payable at dates based upon the option selected. In addition to paying interest on outstanding principal under the facility, the Company is required to pay customary fees and a facility fee.

As of December 31, 2017, our borrowing base as defined under the Credit Agreement was $13.7 million, and we had no outstanding borrowings.

All obligations under the Credit Agreement are secured, subject to certain exceptions, by a first lien interest in substantially all of the Company’s assets. The Credit Agreement contains covenants that, among other things, require the maintenance of certain financial ratios and include restrictions on incurring indebtedness, creating liens, mergers, sale of assets, equity issuances, investments, capital expenditures, entering into transactions with affiliates, forming any subsidiary or entering into joint ventures and substantially changing the nature of the business in which the Company was engaged on the date of the agreement. The Credit Agreement includes a subjective acceleration clause and has a requirement for the Company to maintain a lock-box with the Lender, so borrowings under the Credit Agreement will be classified as current liabilities.

In conjunction with the execution of the Credit Agreement, we executed amendments with the Floating Rate Secured Noteholders and the Amended and Restated Noteholders to adjust their collateral rights to holding second and third lien interests, respectively.

9.75% Senior Notes (Predecessor)

On November 2, 2012, SDI issued $250.0 million aggregate principal amount of 9.75% senior notes due November 15, 2019 (the “Senior Notes”) under an indenture (“Indenture”). The Senior Notes accrued interest at a rate of 9.75 percent per annum, and interest was payable semi-annually in arrears on May 15 and November 15 of each year.

The Senior Notes were unsecured and ranked effectively junior to SDI’s secured debt to the extent of the collateral, including secured debt under the Restated Revolving Credit Facility, the Second Lien Notes (Predecessor) and the Third Lien Notes discussed below.

The Indenture contained customary covenants, including but not limited to restrictions on SDI’s ability to incur additional indebtedness; pay dividends or make distributions on capital stock; sell, lease or transfer assets; or engage in certain transactions with affiliates or future subsidiaries.

Exchange Agreement in 2016 (Predecessor)

On February 12, 2016, SDI entered into a privately negotiated Exchange Agreement (the “Exchange Agreement” with certain holders of the Senior Notes (the “Exchanging Note Holders”) whereby the Exchanging Note Holders (i) made a loan to SDI of $45,000,000 (the “Cash Loan”) in exchange for which SDI issued to the Exchanging Note Holders new 12.00% second lien notes (the “Second Lien Notes (Predecessor)”) in the principal amount of $46,875,000, in accordance with the terms of the Second Lien Note Purchase Agreement (Predecessor) and (ii) exchanged $132,659,000 of their Senior Notes for $109,443,675 principal amount of new 9.75% third lien notes (the “Third Lien Notes” and together with the Second Lien Notes (Predecessor), the “New Notes”), in accordance with the terms of the Third Lien Note Purchase Agreement. Concurrently with the closing of the Exchange Agreement transactions, SDI paid in cash the amount of all accrued and unpaid interest on the Senior Notes so exchanged and cancelled such Notes.

Second Lien Note Purchase Agreement (Predecessor)

Under the Second Lien Note Purchase Agreement, SDI authorized the issuance and sale of $52,083,333 Second Lien Notes due November 15, 2019 for cash of $50,000,000. A total of $45,000,000 in cash was provided by the Exchanging Note Holders as described above, and $5,000,000 in cash was provided by certain preferred shareholders of SDI. In addition, a premium payment of 4 percent of the principal value was due on the earlier of maturity date or date of prepayment. The obligations under the Second Lien Note Purchase Agreement were secured by a second priority lien on all of SDI’s collateral.

The Second Lien Notes accrued interest at a rate of 12.0 percent per annum, and interest was payable in arrears at the end of the calendar quarter of each year.

Third Lien Note Purchase Agreement (Predecessor)

Under the Third Lien Note Purchase Agreement, SDI authorized the issuance of $109,443,675 of Third Lien Notes due November 15, 2019, which were issued to the Exchanging Note Holders in exchange for their Senior Notes as described above. The Exchanging Note Holders held, in the aggregate, approximately 53 per cent of the Senior Notes, which were exchanged for Third Lien Notes at 82.5 per cent of par value. The obligations under the Third Lien Note Purchase Agreement were secured by a third priority lien on all of SDI’s collateral.

The Third Lien Notes accrued interest at a rate of 9.75 percent per annum, and interest was payable in arrears at the end of the calendar quarter of each year. Under the Third Lien Purchase Agreement, SDI could pay in kind up to $5,000,000 of interest expense on such Third Lien Notes, and the interest payments in cash and in kind during 2016 were $1.92 million and $5.0 million, respectively. The principal balance outstanding under the Third Lien Notes was $114,444,000 at December 31, 2016.

The carrying value of the Third Lien Notes was $130.4 million at December 31, 2016, representing the carrying value of the Senior Notes exchanged at the date of the exchange. During the term of the Third Lien Notes, interest accrued at the effective interest rate of 4.4 percent (the rate that equates the present value of the future cash flows under the Third Lien Notes with the carrying value), while interest payments were made at the stated rate of 9.75 percent.

The Third Lien Notes could be redeemed, in whole or in part, at a redemption price equal to 104.875 percent if redeemed between November 16, 2016 and November 14, 2017 and accrued and unpaid interest, if any, to the date of redemption. Interest expense for the period January 1 through February 15, 2017 included the prepayment penalty of 4.75% of the outstanding principal or $5.6 million on the Third Lien Notes that were exchanged for Series A Units.

The covenants under the Second Lien Note Purchase Agreement and the Third Lien Note Purchase Agreement included customary affirmative and negative covenants for financing of this type, including without limitation compliance with laws, insurance requirements, payment of taxes, maintenance of books and records, covenants limiting other indebtedness, liens, investments, guaranties of indebtedness, transactions with affiliates, sales of assets, capital expenditures, conduct of business and change in fiscal year, in each case, subject to certain exceptions and baskets.

The events of default under the Second Lien Note Purchase Agreement and the Third Lien Note Purchase Agreement were customary for financings of this type (subject to customary grace periods, baskets and exceptions), and limited to the following: failure to make payments when due, defaults under other agreements or instruments of indebtedness, noncompliance with covenants, breaches of representations and warranties, bankruptcy, judgments in excess of specified amounts, invalidity of guaranty or similar agreements, impairment of security interests in collateral, change of control, judicial actions against collateral, inability to pay debts as they become due, changes resulting in material adverse effect, invalidity of transaction documents, revocation of government licenses, seizure of property by governmental authority and pension plans.

Second Amendment to the Amended and Restated Revolving Credit and Security Agreement (Predecessor)

On November 5, 2012 SDI entered into a revolving credit and security agreement (the “Credit Agreement”) and related security and other agreements, as amended and restated in 2014, for a $100,000,000 senior secured revolving loan facility (the “Restated Revolver”) with PNC Bank, National Association (“PNC”), for itself and as agent (in such capacity, the “Agent”) for a group of lenders.

The Second Amendment to the Amended and Restated Revolving Credit and Security Agreement, dated as of February 12, 2016 (the “Amended Revolver”) by and among SDI and PNC, as Agent, amended the existing Restated Revolver primarily to reduce the commitments thereunder from $100,000,000 to $40,000,000.

Borrowings under the Revolving Credit Facility accrued interest at an optional rate per annum equal to either (a) a base rate determined by reference to the highest of (i) the federal funds effective rate plus 0.50 percent, (ii) the commercial lending rate of PNC, and (iii) the Daily LIBOR Rate (as defined in the Credit Agreement) plus 1.00 percent, in each case plus an applicable margin based on the facility usage, or (b) a LIBOR rate determined by the Agent as defined in the agreement plus an applicable margin based on the facility usage. Interest was payable at dates based upon the option selected. In addition to paying interest on outstanding principal under the facility, SDI was required to pay customary agency fees, a facility fee and certain fees in respect of letters of credit issued under the facility.

All obligations under the Amended Revolver were secured, subject to certain exceptions, by substantially all of SDI’s assets, as well as a first-priority pledge of all of the capital stock of future subsidiaries. The Amended Revolver contained covenants that, among other things, required the maintenance of certain financial ratios and include restrictions on incurring indebtedness, creating liens, mergers, sale of assets, dividends and stock repurchases, investments, capital expenditures, entering into transactions with affiliates, forming any subsidiary or entering into joint ventures and substantially changing the nature of the business in which SDI was engaged on the date of the agreement. Events of default included any failure to comply with the covenants, change in control and any change in operations or condition, which represents a material adverse effect.

Restructuring Transactions

On November 14, 2016, SDI elected to defer the payment of the November 15, 2016 interest payment of $5.7 million due to the Senior Noteholders. On December 14, 2016, SDI and the Senior Noteholders entered into an agreement whereby the Senior Noteholders agreed to forbear from taking any enforcement action on specified defaults for 30 days. Concurrently, SDI entered into forbearance agreements with PNC, the Second Lien Noteholders and the Third Lien Noteholders (along with the Senior Noteholders “the Forbearing Lenders”) whereby the Forbearing Lenders agreed to forbear from exercising the remedies available to them for specified defaults for 30 days. The specified defaults included the non-payment of the accrued interest due as of December 31, 2016 on the Second and Third Lien Notes of $1.6 million and $2.8 million, respectively, in addition to the non-payment of the accrued interest due as of November 15, 2016 on the Senior Notes.

During 2017, extensions of the agreements with the Forbearing Lenders were executed, and on January 17, 2017, the Company and the Senior Noteholders executed a Purchase Agreement whereby the Senior Noteholders agreed to sell the Senior Notes to SDI for $17.6 million.

As part of the Restructuring Transactions discussed in Note 3, the outstanding obligation under the Purchase Agreement of $17.6 million was paid to the Senior Note Holders and the Notes were cancelled, the outstanding obligation under the Revolving Credit Facility totaling $27.2 million was paid and the Amended Revolver terminated, and the Third Lien Notes were exchanged for the Series A Units of the Company.

8. Commitments and Contingencies

Litigation

From time to time, we are a party to claims, litigation or other legal or administrative proceedings that we consider to arise in the ordinary course of our business. While no assurances can be given regarding the outcome of these or any other pending proceedings, or the ultimate effect such outcomes may have, we do not believe these matters, if determined adversely to us, individually or in the aggregate, would have a material effect on our financial position, results of operations or cash flows. Management believes that we maintain adequate levels of insurance necessary to cover our business risk.

Operating Leases

We lease certain buildings, vehicles and equipment under noncancelable operating agreements with terms in excess of one year and expiring through 2021, some of which are subject to customary escalation or renewal clauses.

Rent expense for all operating leases, including operating leases with terms of less than one year, was approximately $4.0 million, $0.6 million, $2.1 million and $5.5 million for the period from February 15, 2017 to December 31, 2017 (Successor), the period from January 1, 2017 to February 15, 2017 and the years ended December 31, 2016 and 2015 (Predecessor), respectively.

At December 31, 2017, future minimum lease and sublease rentals under noncancelable operating leases consist of the following (in thousands):

	Future Minimum Lease Rentals	Future Minimum Sublease Rentals
Year ending December 31,
2018	$1,449	$(171)
2019	268	—
2020	43	—

	$1,760	$(171)

9. Members’ Equity (Successor)

The Company is currently authorized to issue four classes of Units, designated as Series A, Series B-1, Series B-2 and Series C and may issue additional classes of Units as authorized by the Board of Directors.

Series A Units

The Company issued 950 Series A Units to the Third Lien Noteholders in exchange for the Third Lien Notes in conjunction with the Restructuring Transactions on February 15, 2017. The Series A Units are the only Units authorized that hold voting rights.

Series B-1 and B-2 Units

The Series B-1 and B-2 Units may be issued by the Company in accordance with the terms of a Management Incentive Plan once executed. The Series B-1 and B-2 Units will be subject to time-vesting and performance-vesting hurdles. No Series B-1 or B-2 Units have been issued as of March 15, 2018.

Series C Units

The Company issued 96.271 Series C Units in exchange for the Series A and Series A-1 Preferred Stock of SDI in conjunction with the Restructuring Transactions on February 15, 2017.

Distributions are subject to a participation threshold for the Series C Units that applies to certain aggregate or terminating distributions, and the Series C Members will receive distributions in the amount of 5% of distributions in excess of the participation threshold. The Participation Threshold has a value of $350,000,000.

The Series A Units and the Series C Units were assigned an aggregate fair value of $118.242 million based on the independent valuation of the fair value of the assets acquired and liabilities assumed. The fair value of the equity as of the date of the Merger was allocated to the Series A and Series C Units in the amounts of $117.026 million and $1.216 million, respectively, in the independent valuation using an option valuation model.

10. Employee Benefit Plans

Defined Contribution Plan

The Company sponsors a defined contribution savings plan that covers all employees who are U.S. citizens or nonresident aliens with U.S. source income. For the years ended December 31, 2017, 2016 and 2015, matching contributions of up to 6 percent of each covered employee’s base salary were made, based on the employee’s contribution to the plan. The Company adopted the defined contribution plan of SDI and assumed the liabilities, rights and future obligations under the plan.

During the period from February 15, 2017 to December 31, 2017 (Successor), the period from January 1, 2017 to February 15, 2017 and the years ended December 31, 2016 and 2015 (Predecessor), we recorded $1.0 million, $0.1 million, $0.7 million, and $1.5 million, respectively, of expense related to our defined contribution plans.

Stock Incentive Plan (Predecessor)

SDI adopted a Stock Incentive Plan under which awards were granted in the form of stock options or restricted stock awards to directors, employees, and consultants.

At December 31, 2016, there were 402.069 stock options outstanding, of which 372.569 were vested and 29.500 were not vested, and there were 1,878.341 shares of restricted stock outstanding, of which 826.229 shares were vested and 1,052.112 shares were not vested.

SDI recognized compensation cost related to the restricted stock awards of $48,000 and $276,000 for the years ending December 31, 2016 and 2015, respectively. Compensation cost related to the stock option awards was not significant for years ended December 31, 2016 and 2015.

On February 15, 2017, in conjunction with the Merger discussed in Note 1, the shares of restricted stock and options to purchase the Company’s common stock were cancelled without receiving any distribution.

11. Income Taxes

Income Taxes (Successor)

The Company is a limited liability company treated as a partnership for income tax purposes and, as such, is a pass-through entity that is not liable for income tax in the jurisdictions in which it operates, with the exception of the state of Texas, where limited liability companies are subject to Texas margin tax. For the period from February 15 through December 31, 2017 (Successor), the Company does not have a current liability for Texas margin taxes and recorded a deferred liability of $185,000. The Company had no material uncertain tax positions for the period from February 15, 2017 to December 31, 2017.

A reconciliation of income taxes computed using the U.S. federal statutory rate to the effective income tax rates is as follows (dollars in thousands):

	Period from February 15 through December 31, 2017
	Income Tax	Tax Rate
Income tax benefits computed at U.S. federal statutory rate	$—	—%
State tax provisions, net of federal benefits	$(89)	0.5
Nondeductible meal per diem expenses	$7	(0.0)
Other state adjustments	$267	(1.6)
Valuation allowance of tax assets	$—	—

Income tax expense at effective rate	$185	(1.1)%

The tax effects of temporary differences representing the net deferred tax liability at December 31, 2017 were as follows (in thousands):

December 31, 2017
Deferred Tax Assets:
Workers compensation and other insurance reserves	$4
Accrued bonus	1
Other	4

Total deferred tax assets	9
Valuation allowance	—

Total deferred tax assets, net	9

Deferred tax liabilities:
Depreciation on property and equipment	(182)
Intangible assets	(12)

Total deferred tax liabilities	(194)

Deferred tax liability, net	$(185)

Balance Sheet Summary:
Net current deferred tax asset	$—
Net non-current deferred tax liability	(185)

$(185)

Income Taxes (Predecessor)

SDI provided for income taxes during interim periods based on an estimate of the effective tax rate for the year. Discrete items and changes in the estimate of the annual effective tax rate were recorded in the period in which they occur. The effective income tax rates for the period from January 1 to February 15, 2017, the year ended December 31, 2016 and the year ended December 31, 2015 were (1.8) percent, (1.0) percent and (0.6) percent, respectively.

The effective income tax rates of SDI differed from the federal statutory rate of 35 percent, primarily due to state income taxes, changes in the valuation allowance for deferred tax assets, and permanent differences including the 50 percent deduction limitation on meal per diem expenses. Additionally, as discussed below, the effective tax rate and tax provision for the period from January 1 to February 15, 2017 was impacted by the alternative minimum tax and changes in the deferred tax liability resulting from the Merger.

The Merger was treated as a taxable sale of assets by SDI to the Company, and the fair value as of the date of the Merger exceeded the taxable basis in the assets, resulting in taxable income for the period from January 1 to February 15, 2017. SDI had sufficient U.S. federal and state net operating loss carryforwards to offset a significant portion of the taxable income. A current tax provision of $2.4 million is included in the statement of operations for the period from January 1 to February 15, 2017 and represents the U.S federal alternative minimum tax liability and state tax liabilities for those states where net operating losses were not available.

In assessing the realizability of SDI’s deferred tax assets for the period ended February 15, 2017, consideration was given to both positive and negative evidence of future taxable income and the scheduled reversals of deferred tax liabilities. Significant objective evidence evaluated was the Merger, which was treated for tax purposes as a taxable sale of assets and complete liquidation. As a result of the transaction, all deferred tax assets, related valuation allowances, and deferred tax liabilities were reduced to zero either due to reversal or to write-off as a result of the liquidation of SDI after the Merger, with an offsetting deferred tax benefit of $2.0 million included in the statement of operations for the period from January 1 to February 15, 2017.

When assessing the realizability of SDI’s deferred tax assets for the years ended December 31, 2016 and 2015, consideration was given to both positive and negative evidence of future taxable income and the scheduled reversals of deferred tax liabilities. Significant objective evidence evaluated was the cumulative loss for periods prior to the period being assessed. Such objective evidence limited our ability to consider other subjective evidence such as projections for future growth. Based on this analysis, SDI recognized an increase in the valuation allowance against state deferred tax assets of $3.4 million for each of the years ended December 31, 2016 and 2015. SDI recognized an increase in the valuation allowance against U.S. Federal deferred tax assets of $32.9 million and $17.1 million during the years ended December 31, 2016 and 2015, respectively.

The current and deferred components of income tax expense are as follows (in thousands):

	Period from January 1 to February 15, 2017	Year Ended December 31, 2016	Year Ended December 31, 2015
Current tax (benefit) expense:
Federal	$1,452	$—	$—
State	996	—	43

	2,448	—	43
Deferred tax (benefit) expense:
Federal	—	—	—
State	(2,015)	916	260

	(2,015)	916	260

Income tax expense	$433	$916	$303

A reconciliation of income taxes computed using the U.S. federal statutory rate to the effective income tax rates is as follows (dollars in thousands):

	January 1 through February 15,		Year Ended December 31,
	2017		2016			2015
	Income Tax	Tax Rate	Income Tax	Tax Rate		Income Tax	Tax Rate
Income tax benefits computed at U.S. federal statutory rate	$(8,475)	35.0%	$(32,967)	35.0%		$(17,370)	35.0%
State tax provisions, net of federal benefits*	(383)	1.6	(2,154)	2.3		(1,617)	3.3
Nondeductible meal per diem expenses	60	(0.3)	321	(0.3)		675	(1.4)
Gain on Asset Sale	49,428	(204.1)	—	—		—	—
Cancellation of Debt Income	817	(3.4)	—	—		—	—
AMT Tax net of Tax Credits	1,452	(6.0)	—	—		—	—
Write off Deferred Liability due to sale	(2,015)	8.3	—	—		—	—
Other	(753)	3.1	(612)	0.8		(645)	1.3
Expiring NOL’s (Unutilized)	24,152	(99.7)	—	—		—	—
Valuation allowance of tax assets	(63,850)	263.7	36,328	(38.6)		19,260	(38.8)

Income tax expense at effective rate	$433	(1.8)%	$916	(0.8	) %	$303	(0.6)%

*	At December 31, 2016 and December 31, 2015, no federal benefit for state taxes was included in the state rate, due to the valuation allowance which offsets the federal benefit amount.

During the period from January 1, 2017 to February 15, 2017, SDI recognized a decrease in the valuation allowance against federal deferred tax assets of $54.7 million and a decrease in the valuation allowance against state deferred tax assets of $9.2 million, as a result of realization or write-off of the deferred tax assets due to the Merger and complete liquidation of SDI.

The tax effects of temporary differences representing the net deferred tax liability at December 31, 2016 were as follows (in thousands):

December 31,
2016
Deferred Tax Assets:
Bad debts	$615
Workers compensation and other insurance reserves	590
Accrued bonus	88
Net operating loss carryforwards	133,093
Tax credit carryforwards	3,607
Start-up and organizational costs	1,905
Long-term Debt	6,383
Other	1,004

Total deferred tax assets	147,285
Valuation allowance	(63,850)

Total deferred tax assets, net	83,435

Deferred tax liabilities:
Depreciation on property and equipment	(85,450)
Intangible assets	—

Total deferred tax liabilities	(85,450)

Deferred tax liability, net	$(2,015)

Balance Sheet Summary:
Net current deferred tax asset	$—
Net non-current deferred tax liability	(2,015)

$(2,015)

SDI had U.S. federal and state net operating loss carryforwards of approximately $347.6 million and $155.5 million, respectively, at December 31, 2016. SDI utilized $109.4 million of the federal net operating loss carryforwards and $12.1 million in state net operating loss carryforwards in the period ended February 15, 2017. The remaining net operating loss carryforwards were written off due to the Merger and complete liquidation of SDI, and all valuation allowances associated with those net operating losses were reversed as of February 15, 2017. At December 31, 2016, the valuation allowance for state net operating loss carryforwards in states where utilization is uncertain due to lack of forecasted future income or the remaining carryforward period being limited was $9.2 million. At December 31, 2016, the valuation allowance for U.S. federal net operating loss carryforwards and other U.S. deferred tax assets due to the uncertainty of realization based on the analysis of positive and negative evidence was $54.7 million. SDI had tax credit carryforwards of approximately $3.6 million at December 31, 2016. SDI applied $204,000 in tax credits during the period from January 1 to February 15, 2017. The remaining tax credit carryforwards were written off due to the Merger and complete liquidation of SDI.

SDI had no material uncertain tax positions for the period ended February 15, 2017 and the years ended December 31, 2016 and 2015.

SDI filed U.S. federal income tax returns and income tax returns in various state jurisdictions. The tax years from 2014 through 2017 remain open to examination by the major taxing jurisdictions to which we are subject.

12. Impairment Charges

As of December 31, 2017, assets held for sale of $1.65 million include the estimated fair value less costs to sell of land and buildings of $1.38 million and of three mechanical drilling rigs (including the two non-marketed rigs) of $0.27 million. During 2017, the Company recorded asset impairment charges of $1.47 million to write down these assets to their carrying value.

In December 2016 and, December 2015, SDI evaluated its rigs for impairment as a result of the decline in rig activity driven by substantially lower oil prices beginning in the fourth quarter of 2014. The vast majority of E&P companies, including SDI’s customers, significantly reduced their capital spending programs causing a severe decline in the demand for drilling rigs. SDI determined fair value using estimated discounted future net cash flows, an income approach valuation technique utilizing significant unobservable inputs, including estimated future revenue, operating costs and capital expenditures for our drilling rigs, or Level 3 inputs. For the year ended December 31, 2016, SDI recorded an impairment loss on four drilling rigs of $7.1 million for the amount by which the carrying amount of $9.8 million exceeded the fair value of $2.7 million. SDI also recorded an impairment loss of $3.3 million on the customer relationships intangible asset for the amount by which the carrying value of $3.3 million exceeded the fair value of zero. For the year ended December 31, 2015 SDI recorded an impairment loss on three drilling rigs of $5.7 million for the amount by which the carrying amount of $7.8 million exceeded the fair value of $2.1 million.